Exhibit 10.1

VIAVI SOLUTIONS INC.

CHANGE OF CONTROL BENEFITS PLAN

(Amended and Restated Effective June 20, 2017)

1.     Introduction.

This Viavi Solutions Inc. (the “Company”) Change of Control Benefits Plan (the “Plan”) is hereby amended and restated effective as of June 20, 2017 (the “Effective Date”).

(a)     Purpose. The purpose of the Plan is to describe certain benefits to which Eligible Employees whose employment is terminated in connection with a Change of Control may become entitled.

(b)     Effect. This Plan supersedes and replaces any prior plans, policies or practices of the Company or any of its subsidiaries or affiliated companies that relate to severance payments or accelerated vesting of share-based incentive awards of the Company in connection with a change of control (as such term or similar term is defined in any such arrangements) of the Company with respect to Eligible Employees (other than as expressly provided in Section 11 of the Company’s 2003 Equity Incentive Plan or the corresponding provisions of any successor plan). Any such plans, policies or practices, to the extent they relate to severance payments or accelerated vesting of share-based incentive awards of the Company in connection with a change of control, are hereby rescinded and shall no longer have any force or effect to the extent such plans, policies or practices apply to Eligible Employees. Notwithstanding the foregoing, this Plan is subordinated to any individual, written (i) severance benefit agreement, (ii) change of control severance agreement or (iii) employment agreement that provides for severance benefits or accelerated vesting of share-based incentive awards of the Company in existence as of the Effective Date between any Eligible Employee and a member of the Company Group. For clarity, this Plan shall supersede the Viavi Solutions Inc. Executive Severance and Retention Plan (the “Executive Plan”) with respect to the Involuntary Termination occurring on or within twelve (12) months after a Change of Control of any Eligible Employee who is also a participant in the Executive Plan.

2.     Definitions. The following capitalized terms used in this Plan shall have the following meanings:

(a)     “Base Salary Benefit Period” means:

(i)     for each Eligible Employee who, as of immediately prior to the applicable Change of Control, has been designated as a Level I Participant by the Compensation Committee for purposes of the Plan, a period of twenty-four (24) months;

(ii)     for each Eligible Employee who, as of immediately prior to the applicable Change of Control, has been designated as a Level II Participant by the Compensation Committee for purposes of the Plan, a period of eighteen (18) months; and

(iii)     for each Eligible Employee who, as of immediately prior to the applicable Change of Control, has been designated as a Level III Participant by the Compensation Committee for purposes of the Plan, a period of twelve (12) months.

(b)     “Base Salary Rate” means the Eligible Employee’s highest monthly base salary rate in effect at any time during the period of twelve (12) months prior to such employee’s Termination Date (disregarding any reduction in the Eligible Employee’s base salary rate constituting Good Reason). Base Salary Rate does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(c)     “Board” means the Board of Directors of the Company or the successor to the Company.

(d)     “Cause” means the occurrence of any of the following, in each case as reasonably determined by the Board:

(i)     gross negligence or willful misconduct in an Eligible Employee’s performance of duties to the Company Group; or

(ii)     a material and willful violation of any federal or state law by an Eligible Employee that if made public would injure the business or reputation of the Company Group;

(iii)     refusal or willful failure by an Eligible Employee to comply with any specific lawful direction or order of the Company Group or the material policies and procedures of the Company Group, including but not limited to the Viavi Solutions Inc. Code of Business Conduct and Insider Trading Policy, as well as any obligations concerning proprietary rights and confidential information of the Company Group; or

(iv)     conviction (including a plea of nolo contendere) of an Eligible Employee of a felony or a misdemeanor, in either case that would have a material adverse effect on the Company Group’s goodwill if such Eligible Employee were to be retained as an employee of the Company Group; or

(v)     substantial and continuing willful refusal by an Eligible Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Employee;

provided, however, that no act or failure to act, on the Eligible Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

(e)     “Change of Control” means the occurrence of one or more of the following with respect to the Company:

(i)     the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of the Company that, together with stock of the Company held by such person or group, constitutes more than forty percent (40%) of the total fair market value or total voting power of the then outstanding stock of the Company entitled to vote generally in the election of the Board; or

(ii)     consummation of a reorganization, merger, reverse merger, consolidation or similar corporate transaction involving the Company; provided, however, that such a transaction shall constitute a Change in Control only if either (A) securities representing more than forty percent (40%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such transaction by persons who did not beneficially own, directly or indirectly, common stock of the Company immediately prior to such transaction or (B) individuals who were members of the Board immediately prior to such transaction do not constitute a majority of the Board immediately after the transaction; or

(iii)     the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the intellectual property of the Company (other than a sale, transfer, lease or other disposition or exclusive license to one or more subsidiaries of the Company); provided, however, that a transaction described in clause (iv) of this Section 2(e) shall not be deemed a Change of Control except with respect to NSE Eligible Employees; and provided, further, that a transaction described in clause (v) of this Section 2(e) shall not be deemed a Change of Control except with respect to OSP Eligible Employees; or

(iv)     with respect to NSE Eligible Employees only, the closing of a transaction that results in assets representing at least fifty percent (50%) of the assets or revenues of the NSE Operating Segment being separated from the Company’s business through a sale, transfer or other disposition; or

(v)     with respect to OSP Eligible Employees only, the closing of a transaction that results in assets representing at least fifty percent (50%) of the assets or revenues of the OSP Operating Segment being separated from the Company’s business through a sale, transfer or other disposition.

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under this Plan solely by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(f)     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(g)     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(h)     “Company Group” means the group consisting of the Company, any successor in interest to substantially all of the business and/or assets of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(i)     “Compensation Committee” means the Compensation Committee of the Board.

(j)     “Coverage Period” with respect to an Eligible Employee means the period beginning upon the consummation of a Change of Control and ending twelve (12) months following the consummation of such Change of Control.

(k)     “Disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Employee unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period.

(l)     “Eligible Employee” means an individual employed by a member of the Company Group who is a highly compensated or management level employee and who is selected by the Compensation Committee to participate in the Plan; provided, however, that unless otherwise expressly provided by the Compensation Committee, an employee must both (i) hold a position of Vice President or higher and (ii) directly report to the Company’s Chief Executive Officer to be eligible to participate in the Plan. The Compensation Committee shall determine in its sole discretion the employees who will participate in the Plan and the level of participation of each such employee.

(m)     “Equity Award” means a stock option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award, or any other security or similar share-based incentive award, whether exercisable for, or to be paid or settled in, shares of capital stock or cash.

(n)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o)     “Good Reason” means the occurrence of any of the following conditions without the Eligible Employee’s express written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Eligible Employee of such condition(s) and which notice must have been given within thirty (30) days following the initial occurrence of such condition(s):

(i)     the significant reduction of the Eligible Employee’s duties, authority, responsibilities or reporting relationships relative to the Eligible Employee’s duties, authority, responsibilities or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Eligible Employee of such reduced duties, authority, responsibilities or reporting relationships; provided, however, that the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in the Eligible Employee’s authority, duties or responsibilities; or

(ii)     a material reduction by the Company Group in the base salary or cash variable incentive compensation target of the Eligible Employee as in effect immediately prior to such reduction; or

(iii)     the relocation of the Eligible Employee’s principal work location to a facility or a location more than fifty (50) miles from the Eligible Employee’s then present principal work location; or

(iv)     the failure of the Company Group to obtain agreement from any successor contemplated in Section 7 below to provide the benefits provided for in this Plan as it exists at the time of such succession.

The existence of Good Reason shall not be affected by the Eligible Employee’s temporary incapacity due to physical or mental illness not constituting a Disability. The Eligible Employee’s continued employment for a period not exceeding ninety (90) days following the initial occurrence of any condition constituting Good Reason shall not constitute consent to, or a waiver of rights with respect to, such condition.

(p)     “Involuntary Termination” means the occurrence of either of the following events:

(i)     termination by the Company Group of the Eligible Employee’s employment for any reason other than Cause; or

(ii)     the Eligible Employee’s termination of employment with the Company Group for Good Reason, provided that such termination occurs within ninety (90) days following the initial occurrence of the condition constituting Good Reason;

provided, however, that Involuntary Termination shall not include any termination of the Eligible Employee’s employment which is (A) for Cause, (B) a result of the Eligible Employee’s death or Disability, or (C) a result of the Eligible Employee’s voluntary termination of employment other than for Good Reason.

(q)     “Level I Participant” means an Eligible Employee who has been designated by the Compensation Committee as a Level I Participant for purposes of the Plan.

(r)     “Level II Participant” means an Eligible Employee who has been designated by the Compensation Committee as a Level II Participant for purposes of the Plan.

(s)     “Level III Participant” means an Eligible Employee who has been designated by the Compensation Committee as a Level III Participant for purposes of the Plan.

(t)     “NSE Eligible Employee” means an Eligible Employee who, at the time of a Change of Control, has been designated by the Compensation Committee as an NSE Eligible Employee.

(u)     “NSE Operating Segment” means the Network Service and Enablement operating segment of the Company Group, as such segment is reported in the Company’s annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the last full fiscal year.

(v)     “OSP Eligible Employee” means an Eligible Employee who, at the time of a Change of Control, has been designated by the Compensation Committee as an OSP Eligible Employee.

(w)     “OSP Operating Segment” means the Optical Security and Performance Products operating segment of the Company Group, as such segment is reported in the Company’s annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the last full fiscal year.

(x)     “Release” means a general release of all known and unknown claims against the Company Group and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns substantially in the form attached hereto as Exhibit A (“General Release of Claims [Age 40 and over]”) or Exhibit B (“General Release of Claims [Under age 40]”), whichever is applicable, with any modifications thereto determined by legal counsel to the Company to be necessary or advisable to comply with applicable law or to accomplish the intent of Section 8 (Exclusive Benefits) hereof.

(y)     “Release Deadline Date” means the sixtieth (60th) day following the Eligible Employee’s Termination Date.

(z)     “Separation from Service” means a separation from service (as such term is defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternate definitions thereunder, with the Company, each subsidiary of the Company, and each successor to the Company.

(aa)     “Termination Date” means the date of an Eligible Employee’s Separation from Service.

3.     Eligibility for Severance and Other Benefits. Eligible Employees will receive the benefits described herein under the following circumstances:

(a)     Involuntary Termination During Coverage Period. In the event of an Eligible Employee’s Separation from Service resulting from such Eligible Employee’s Involuntary Termination at any time during a Coverage Period, then, provided that, on or before the Release Deadline Date, the Eligible Employee executes the Release applicable to such Eligible Employee and the period for revocation, if any, of such Release has lapsed without the Release having been revoked, the Eligible Employee will receive the following:

(i)     Cash Severance. A lump sum cash payment in an amount equal to the sum of:

(A)     the product of the Eligible Employee’s Base Salary Rate and the number of months contained in the Eligible Employee’s Base Salary Benefit Period, and

(B)     the product of (i) the monthly premium that would be charged to the Eligible Employee for the month following the month in which the Eligible Employee’s Termination Date occurs were the Eligible Employee eligible for, and elected to receive, continued healthcare coverage as in effect for such month for the Eligible Employee and the Eligible Employee’s dependents who would be eligible for such coverage under COBRA and (ii) twelve (12).

Such payment shall be made to the Eligible Employee through the Company’s payroll system on (or within ten (10) business days following) the Release Deadline Date. The Eligible Employee may, but shall not be obligated to, use the payment provided under clause (B) above toward the cost of COBRA continued healthcare coverage premiums (which payment shall be fully taxable regardless of whether it is actually used to pay such premiums). The Company will provide the final form of Release to the Eligible Employee not later than seven (7) days after the date of the Eligible Employee’s Involuntary Termination.

(ii)     Equity Award Accelerated Vesting. The Eligible Employee’s right, title and entitlement to any and all unvested Equity Awards that have been granted or issued to the Eligible Employee by the Company Group and are outstanding as of the Termination Date (A) that are subject to time-based vesting conditions shall automatically be accelerated in full so as to become immediately and completely vested, and (B) that are subject to performance-based vesting conditions with a “target” achievement level shall automatically be accelerated at 100% of such “target” achievement level so as to become immediately and completely vested and fully exercisable to such extent. Such acceleration of vesting and exercisability shall be effective upon the Release Deadline Date. Notwithstanding any other provision in the relevant equity incentive plan and/or notice of grant and grant agreement to the contrary, all stock options held by the Eligible Employee shall remain fully exercisable until the earlier of (x) two (2) years from the Termination Date, or (y) the expiration of the term of the stock option as provided in the relevant notice of grant and grant agreement. In all other respects, the Eligible Employee’s Equity Awards shall continue to be subject to the terms of the applicable equity incentive plan, notice of grant and grant agreement.

(b)     Voluntary Resignation; Termination for Cause. If an Eligible Employee’s employment terminates by reason of voluntary resignation (which is not for Good Reason), or if an Eligible Employee is terminated for Cause, then such Eligible Employee shall not be entitled to receive any benefits under Section 3(a) of this Plan.

(c)     Disability. If an Eligible Employee suffers from a Disability, the Company Group may terminate such Eligible Employee’s employment to the extent permitted by law and, if such Separation from Service occurs within twelve (12) months following a Change of Control, the Company will then pay to that Eligible Employee the compensation set forth in Section 3(a) of this Plan.

(d)     Death. If an Eligible Employee’s employment is terminated due to the death of such Eligible Employee within twelve (12) months following a Change of Control, then the compensation set forth in Section 3(a) of this Plan will be paid to the former Eligible Employee’s estate.

(e)     Termination Not in Connection With a Change of Control. In the event an Eligible Employee’s employment terminates for any reason or no reason, whether on account of Disability, death, or otherwise, on a date that is not within the Coverage Period with respect to a Change of Control, then such Eligible Employee shall not be entitled to receive severance or any other benefits under Section 3(a) of this Plan.

(f)     Offset of Debt to Company Group. If an Eligible Employee is indebted to the Company Group at the time of a termination that would give rise to severance benefits under Section 3(a), the Company Group reserves the right to offset such severance benefits under the Plan by the amount of such indebtedness.

4.     Section 409A of the Code.

(a)     Payments and benefits that may be provided pursuant to this Plan are intended to be exempt from treatment as nonqualified deferred compensation subject to Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) by reason of the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.

(b)     Notwithstanding any inconsistent provision of this Plan, to the extent the Company determines in good faith that (i) one or more of the payments or benefits received or to be received by an Eligible Employee pursuant to this Plan in connection with such Eligible Employee’s termination of employment would constitute nonqualified deferred compensation subject to the rules of Section 409A, and (ii) that the Eligible Employee is a “specified employee” under Section 409A (determined using the identification methodology selected by the Company from time to time, or if none, the default methodology described in the applicable Treasury Regulation), then only to the extent required to avoid the Eligible Employee’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of the date which is six (6) months and one (1) day after the Eligible Employee’s Separation from Service or the date of the Eligible Employee’s death (in either case, the “Delayed Payment Date”).

(c)     The vesting of any Equity Award which constitutes nonqualified deferred compensation subject to Section 409A and is held by an Eligible Employee who is a “specified employee” shall be accelerated in accordance with Section 3(a) to the extent applicable; provided, however, that the payment in settlement of any such Equity Award that would otherwise occur prior to the Delayed Payment Date shall occur on the Delayed Payment Date and otherwise shall be paid in accordance with its then existing settlement schedule.

(d)     It is intended that any amounts payable under this Plan shall either be exempt from or comply with Section 409A so as not to subject any Eligible Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Eligible Employee. The Company does not guarantee any particular tax effect for income provided to Eligible Employees pursuant to this Plan. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Eligible Employees, the Company shall not be responsible for the payment of any taxes, penalties, interest, costs, fees, including attorneys’ fees, or other liability incurred by an Eligible Employee in connection with compensation paid or provided to the Eligible Employee pursuant to this Plan.

5.     Certain Tax Matters.

(a)     Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

(b)     Parachute Payments. Notwithstanding anything contained in this Plan to the contrary, to the extent that the payments and benefits provided under this Plan and benefits provided to, or for the benefit of, an Eligible Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Eligible Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Eligible Employee received all of the Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Eligible Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Eligible Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Eligible Employee’s rights and entitlements to any benefits or compensation.

(c)     Determination of Parachute Payments. A determination as to whether the Payments shall be reduced to the Limited Benefit Amount pursuant to Section 5(b) above and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Eligible Employee within ten (10) business days of the date of termination of the Eligible Employee’s employment, if applicable, or such other time as reasonably requested by the Company or the Eligible Employee (provided the Eligible Employee reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Eligible Employee with respect to any Payments, it shall furnish the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to any such Payments. Unless the Eligible Employee provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Eligible Employee that he disputes such

Determination, the Determination shall be binding, final and conclusive upon the Company and the Eligible Employee.

6.     At-Will Employment. Subject only to any individual written agreement between a member of the Company Group and an Eligible Employee to the contrary, each Eligible Employee’s employment is and shall continue to be at-will, as defined under applicable law. If an Eligible Employee’s employment terminates for any reason other than as specified in Section 3(a), 3(c) or 3(d), such Eligible Employee shall not be entitled to any benefits, damages, awards or compensation under this Plan.

7.     Successors and Assigns.

(a)     Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b)     Acknowledgment by Company. If the Company fails to reasonably confirm that it has performed the obligation described in Section 7(a) within twenty (20) days after written request for such confirmation from an Eligible Employee, such failure shall be a material breach of this Plan and shall entitle the Eligible Employee to resign for Good Reason and to receive the benefits provided under this Plan in the event of Involuntary Termination.

(c)     Heirs and Representatives of Eligible Employee. This Plan shall inure to the benefit of and be enforceable by the Eligible Employees’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If an Eligible Employee should die while any amount would still be payable to the Eligible Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Eligible Employee) if the Eligible Employee had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Eligible Employee’s estate.

8.     Exclusive Benefits. Eligible Employees shall not be entitled to any payments, compensation, benefits or other consideration from the Company Group, apart from those identified in Section 3, on account of a termination during the Coverage Period with respect to a Change of Control.

9.     Claims for Benefits.

(a)     ERISA Plan. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

(b)     Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the Compensation Committee (the “Claims Administrator”), with a copy to the Company’s Chief Executive Officer. Applications for

Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Eligible Employee or beneficiary. The Claims Administrator reserves the right to require the Eligible Employee or beneficiary to furnish such other proof of the Eligible Employee’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

(c)     Appeal of Denial of Claim.

(i)     If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(A)     The specific reason or reasons for the denial;

(B)     References to the specific Plan provisions on which the denial is based;

(C)     A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(D)     An explanation of the Plan’s claims review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(ii)     If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(iii)     If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Compensation Committee as constituted immediately prior to the applicable Involuntary Termination (the “Appeals Administrator”), regardless of whether all or any of the members of the Appeals Administrator continue to be affiliated with the Company following the Involuntary Termination, within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the claimant or his or her duly authorized representative:

(A)     may request in writing that the Appeals Administrator review the denial;

(B)     may review pertinent documents; and

(C)     may submit issues and comments in writing.

(iv)     The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(A)     The specific reason or reasons for the denial;

(B)     References to the specific Plan provisions on which the denial is based;

(C)     A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(D)     A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(d)     Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(i)     No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(ii)     In any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

10.     Dispute Resolution. Any dispute or claim relating to or arising out of this Plan that is not resolved in accordance with procedure described in Section 9 shall be resolved by means of binding arbitration in Santa Clara County, California before a sole arbitrator, in accordance with the laws of the State of California for agreements made in that State or as otherwise required by ERISA. Any arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. If arbitration is brought after the claim or controversy has been submitted for review by the Compensation Committee in accordance with Section 9, the arbitrator shall limit his or her review to whether or not the Compensation Committee has abused its discretion in its interpretation and administration of the Plan; provided, however, that the arbitrator shall apply a de novo standard of review with respect to any claim for benefits hereunder based on an event that occurs on or after the date of a Change of Control. Judgment on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Plan.

11.     Amendment and Termination of the Plan.

(a)     Amendment. Prior to a Change of Control (except as provided in the next sentence), the Company reserves the right to amend or terminate this Plan upon written notice to Eligible Employees (including, without limitation, to change the designated level of participation of any Eligible Employee or to change the designation of an Eligible Employee as an NSE Eligible Employee or an OSP Eligible Employee). Upon a Change of Control, or upon the Company’s entering into any definitive agreement that, if consummated, would constitute a Change in Control (and provided that such definitive agreement has not terminated), this Plan will become non-modifiable (and an Eligible Employee’s level of participation may not be reduced and, if applicable, an Eligible Employee’s designation as an NSE Eligible Employee or an OSP Eligible Employee may not be removed) without the consent of the affected Eligible Employee.

(b)     Plan Termination. Unless extended by the Board or the Compensation Committee, the Plan shall terminate on the third anniversary of the Effective Date (the “Plan Termination Date”), provided that the Plan shall not terminate, and shall continue in full force and effect and not shall not be terminable by any action of the Company or a successor in interest to the Company, in the event of the occurrence of a Change of Control on or before the Plan Termination Date.

12.     General.

(a)     Administration. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Plan, including, but not limited to, eligibility to participate in the Plan and the amount of benefits paid under the Plan. The rules, interpretations and other actions of the Compensation Committee shall be binding and conclusive on all persons. All expenses incurred in connection with the administration of the Plan, including the claims procedures described in Section 9, shall be paid by the Company.

(b)     Unfunded Obligation. Any amounts payable to Eligible Employees pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Eligible Employee account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and an Eligible Employee, or otherwise create any vested or beneficial interest in any Eligible Employee or the Eligible Employee’s creditors in any assets of the Company.

(c)     No Duty to Mitigate; Obligations of Company. An Eligible Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Plan by seeking employment with a new employer or otherwise, nor shall any such payment or benefit be reduced by any compensation or benefits that the Eligible Employee may receive from employment by another employer. Except as otherwise provided by this Plan, the obligations of the Company to make payments to the Eligible Employee and to make the arrangements provided for herein are absolute and unconditional and may not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Eligible Employee or any third party at any time.

(d)     Clawback. Without the consent of any Eligible Employee, the obligations of the Company to make a payment pursuant to this Plan shall be subject to the terms and conditions of a policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other mandate under law applicable to such payment.

(e)     Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of an Eligible Employee, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Employer in writing. In the case of Employer, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(f)     Waiver. No waiver by the Eligible Employee or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g)     Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the substantive laws of the State of California, without regard to its conflict of law provisions.

(h)     Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

(i)     Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.

13.     Execution. To record the adoption of the Plan as set forth herein, effective as of the Effective Date set forth above, Viavi Solutions Inc. has caused its duly authorized officer to execute the same.

Viavi Solutions Inc.

By:	/s/ Kevin Siebert

Name:	Kevin Siebert

Title:	Vice President,
General Counsel and Secretary

EXHIBIT A

FORM OF

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

GENERAL RELEASE OF CLAIMS

[Age 40 and over]

This General Release of Claims (this “Agreement”) is by and between [Employee Name] (“Employee”) and [Viavi Solutions Inc. or Successor that agrees to assume the Change of Control Benefits Plan] (the “Company”). This Agreement will become effective on the eighth (8th) day after it is signed by Employee (the “Release Effective Date”), provided that the Company has signed this Agreement and Employee has not revoked this Agreement (by written notice to [Company Contact Name] at the Company) prior to that date.

RECITALS

A.     Employee was employed by the Company as of                     ,             .

B.     Employee is an Eligible Employee described in the Viavi Solutions Inc. Change of Control Benefits Plan (the “Plan”), wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs and does not revoke a Release (as defined by the Plan).

C.     Employee’s employment has been terminated as a result of an Involuntary Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of                     ,             . Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.     The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.     Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Release Effective Date (“Claims”), including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

3.     Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.     Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any stock option, stock grant or other equity award agreements between the Company and Employee.

5.     This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.     The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to the provisions of Section 9 and Section 10 of the Plan.

7.     The parties agree that, unless otherwise expressly provided in an applicable written agreement, any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree

2

to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT EMPLOYEE MAY HAVE UP TO [21] [45] DAYS TO CONSIDER THIS AGREEMENT, THAT EMPLOYEE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER EMPLOYEE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

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EXHIBIT B

FORM OF

GENERAL RELEASE OF CLAIMS

[Under age 40]

GENERAL RELEASE OF CLAIMS

[Under age 40]

This General Release of Claims (this “Agreement”) is by and between [Employee Name] (“Employee”) and [Viavi Solutions Inc. or Successor that agrees to assume the Change of Control Benefits Plan] (the “Company”). This Agreement is effective on the day it is signed by Employee.

RECITALS

A.     Employee was employed by the Company as of                     ,             .

B.     Employee is an Eligible Employee described in the Viavi Solutions Inc. Change of Control Benefits Plan (the “Plan”), wherein Employee is entitled to receive certain benefits in the event of an Involuntary Termination (as defined by the Plan), provided Employee signs a Release (as defined by the Plan).

C.     Employee’s employment has been terminated as a result of an Involuntary Termination (as defined by the Plan). Employee’s last day of work and termination are effective as of                     ,              (the “Termination Date”). Employee desires to receive the payments and benefits provided by the Plan by executing this Release.

NOW, THEREFORE, the parties agree as follows:

1.     The Company shall provide Employee with the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. Employee acknowledges that the payments and benefits made pursuant to this paragraph are made in full satisfaction of the Company’s obligations under the Plan. Employee further acknowledges that Employee has been paid all wages and accrued, unused vacation that Employee earned during his or her employment with the Company.

2.     Employee and Employee’s successors release the Company, its respective subsidiaries, stockholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever directly related to Employee’s employment by the Company or the termination of such employment and occurring or existing at any time up to and including the Termination Date (“Claims”), including, but not limited to, any claims of breach of written contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. Notwithstanding the foregoing, this release shall not apply to any right of the Employee to receive the applicable payments and benefits set forth in the Plan in accordance with the terms of the Plan. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

3.     Employee acknowledges that he or she has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee waives any rights that Employee has or may have under Section 1542 and comparable or similar provisions of the laws of other states in the United States to the full extent that he or she may lawfully waive such rights pertaining to this general release of claims, and affirms that Employee is releasing all known and unknown claims that he or she has or may have against the parties listed above.

4.     Employee and the Company acknowledge and agree that they shall continue to be bound by and comply with the terms and his obligations under the following agreements: (i) any proprietary rights or confidentiality agreements between the Company and Employee, (ii) the Plan, and (iii) any stock option, stock grant or other equity award agreements between the Company and Employee.

5.     This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

6.     The parties agree that any and all disputes that both (i) arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement or the interpretation of the terms of this Agreement shall be subject to Section 9 and Section 10 of the Plan.

7.     The parties agree that, unless otherwise expressly provided in an applicable written agreement, any and all disputes that (i) do not arise out of the Plan, the interpretation, validity or enforceability of the Plan or the alleged breach thereof and (ii) relate to the enforceability of this Agreement, the interpretation of the terms of this Agreement or any of the matters herein released or herein described shall be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The parties hereby irrevocably waive their respective rights to have any such disputes tried to a jury, and the parties hereby agree that such courts will have personal and subject matter jurisdiction over all such disputes. Notwithstanding the foregoing, in the event of any such dispute, the parties may agree to mediate or arbitrate the dispute on such terms and conditions as may be agreed in writing by

2

the parties. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to resolve any such dispute.

8.     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 4 of this Agreement. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

EMPLOYEE UNDERSTANDS THAT EMPLOYEE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT EMPLOYEE IS GIVING UP ANY LEGAL CLAIMS EMPLOYEE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 1.

Dated:
[Employee Name]

[Company]

Dated:	By:

3